FOR IMMEDIATE RELEASE
For More Information: Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces 28% Increase in 3rd Quarter Earnings and
Declares Dividend

Lewiston, MAINE (April 21, 2008)--Northeast Bancorp (NASDAQ:  NBN), today announced that net income for the third quarter ended March 31, 2008 was $672,169, or $0.29 per diluted share, as compared to earnings for the same period last year of $524,967, representing an increase of 28%.  Net income for the nine months ended March 31, 2008 was $1,505,162, or $0.63 per diluted share, representing an 8% increase, as compared to net income for the previous nine months of $1,396,991, or $0.57 per diluted share.

The increase in net income for the three and nine months ended March 31, 2008 compared to the same periods one year ago resulted primarily from increase in the revenue contribution from the seven insurance agency acquisitions completed in the previous year and a half.  Contingent bonuses received of approximately $854,000 from insurance carriers exceeded expectations, as did overall revenues.

Margin compression primarily resulted from continuing pressure on the cost of funds.  In addition, while lower net interest margins continued to result in decreased net interest income, the growth of noninterest income continues to be strong.

“I am pleased to see that our strategy for full diversification is paying off in that our insurance acquisitions are bringing in healthy levels of revenue to offset what is happening in the credit and deposit markets,” said Jim Delamater, President and CEO of Northeast Bank.

Noninterest income for the quarter ended March 31, 2008 was $3,640,833 representing a 52% increase over the same quarter of the prior year.  For the nine months ended March 31, 2008, noninterest income was $8,027,091, a 40% increase over the prior nine month period.

“As I’ve indicated for the past eight quarters, we remain committed to growing the noninterest income side of the business, creating the infrastructure that can provide a one-stop shop for financial products and a competitive position that we believe will sustain the Company through various cycles in the marketplace.  Numbers across all business lines exceeded or were in line with our expectations and I am pleased with the results, especially with noninterest income now making up 43% of our total revenue streams,” continued Delamater.

Total assets reported for the third quarter ended March 31, 2008 were approximately $586 million as compared to $562 million for the same period last year.  “Making the decision to shrink our earning assets was not easy, knowing we could experience lower earnings in the short run.  We stood firm on our decisions to maintain a conservative approach to lending and to pricing.  While the markets were focused on the credit situation, we remained committed to working with our customers, having stayed away from sub-prime and high-risk loan products and we believe this strategy is paying off,” Delamater noted.

Delamater added, “Like most banks we are seeing an increase in delinquent loans, loans in the process of foreclosure and non-accrual loans, and we are paying strict attention to our loan loss reserves, making the necessary adjustments as needed.  We don’t expect to experience significant credit losses from this increase in nonaccrual loans compared to March 31, 2007 and we believe that this credit risk is reflected appropriately in the allowance for loan losses.

In addition to announcing earnings, the Board of Directors declared a dividend of $0.09 per share payable on May 23, 2008 to shareholders of record as of the close of business on May 2, 2008.  Northeast Bancorp common shares trade on the NASDAQ stock exchange with approximately 2.3 million shares outstanding and, as of March 31, 2008, had a book value of $18.54 per share, an increase from $16.97 at the end of the same period last year.  Our tangible book value was $12.88 and $14.33 as of March 31, 2008 and 2007, respectively.  The decrease was attributable to the increases in goodwill and other intangibles from the four insurance agency acquisitions completed since March 31, 2007.

“Our business model is sound and our franchise value strong, with our ability to deliver the diversity of products that are independent of the rate environment.  We must continue to adapt our business model to the changing economy in order to remain competitive, all the while focusing on the needs of the customer,” said Delamater.

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank is a leader in delivering one-stop shopping for financial services.  Together with its wholly-owned subsidiary, Northeast Bank Insurance Group, Inc., the Company operates 25 retail and insurance locations in Maine and now the Seacoast area of New Hampshire, and derives its income from a combination of traditional banking services and non-traditional financial products and services, including insurance and investments.

Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person wishing to utilize the services of Northeast Bancorp or its subsidiaries or who are interested in learning more about the Company can access its web site at www.northeastbank.com.

This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this report and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2007.
Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,		%	March 31,		%
	2008	2007	Change	2008	2007	Change
Selected financial information

Income statement data:

Interest income	$8,796	$8,822	0%	$26,825	$26,880	0%
Interest expense	5,393	5,028	7%	16,260	14,969	9%
Net interest income	3,403	3,794	-10%	10,565	11,911	-11%
Provision for loan losses	288	200	44%	658	876	-25%
Net interest income after provision for loan losses	3,115	3,594	-13%	9,907	11,035	-10%

Gain on sale of loans	122	418	-71%	396	659	-40%
Gain on securities	267	8	3238%	259	31	735%
Investment brokerage income	680	664	2%	1,665	1,673	0%
Insurance agency income	1,989	749	166%	3,954	1,603	147%
Other noninterest income	583	549	6%	1,753	1,772	-1%
Noninterest Income	3,641	2,388	52%	8,027	5,738	40%
Noninterest expense	5,847	5,265	11%	15,969	14,899	7%
Operating income before income tax	909	717	27%	1,965	1,874	5%
Income tax expense	237	192	23%	460	477	-4%
Net income	$672	$525	28%	$1,505	$1,397	8%

Per share data:
Basic earning per common share	$0.29	$0.21	38%	$0.64	$0.57	12%
Diluted earnings per common share	$0.29	$0.21	38%	$0.63	$0.57	11%
Weighted average shares outstanding:
Basic	2,320,951	2,452,632	-5%	2,364,828	2,451,298	-4%
Diluted	2,333,212	2,471,476	-6%	2,380,412	2,471,156	-4%

Book value per share	$18.54	$16.97		$18.54	$16.97
Tangible book value per share	$12.88	$14.33		$12.88	$14.33

Net interest margin	2.55%	2.98%		2.66%	3.03%
Net interest spread	2.23%	2.48%		2.36%	2.64%
Return on average assets (annualized)	0.46%	0.38%		0.35%	0.33%
Return on equity (annualized)	6.45%	5.13%		4.83%	4.55%
Tier I leverage ratio (Bank)	6.98%	8.65%		6.98%	8.65%
Tier I risk-based capital ratio (Bank)	9.67%	11.47%		9.67%	11.47%
Total risk-based capital ratio (Bank)	10.92%	12.72%		10.92%	12.72%
Efficiency ratio	83%	85%		86%	84%
Nonperforming loans	7,614	4,570		7,614	4,570
Total nonperforming assets	7,614	4,570		7,614	4,570
Nonperforming loans as a % of total loans	1.87%	1.07%		1.87%	1.07%
Nonperforming assets as a % of total assets	1.30%	0.81%		1.30%	0.81%

	March 31,		%
	2008	2007	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$128,458	$80,453	60%
Loans held for sale	1,203	5,049	-76%
Loans	407,925	425,682	-4%
Allowance for loan losses	5,756	5,756	0%
Goodwill & intangibles	13,115	6,477	102%
Total assets	586,426	562,113	4%

Deposits:
NOW and money market	68,038	64,275	6%
Savings	19,464	21,484	-9%
Certificates of deposits	229,138	224,612	2%
Brokered time deposits	13,471	36,511	-63%
Noninterest-bearing deposits	31,155	35,564	-12%
Total deposits	361,266	382,446	-6%

Borrowings	179,254	134,646	33%
Shareholders' equity	42,926	41,622	3%

Shares outstanding	2,315,182	2,452,632	-6%